The Board of Directors
Dendrite International, Inc.


We consent to the incorporation by reference in the registration statement (Nos. 333-14363, 333-19141, 333-24329, 333-35701,333-81783 and 333-92711) on
Form S-8 and (No. 333-91449) on Form S-3 of Dendrite International, Inc. of our report dated February 16, 1999, with respect to the balance sheets of CorNet International, Ltd. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in Form 10-K of Dendrite International, Inc.



/s/ KPMG LLP
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Allentown, Pennsylvania
March 28, 2000